UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

300 High Street, Hamilton, Ohio (Address of principal executive offices)	45011 (Zip Code)

Registrant’s telephone number, including area code: (513) 867-5447

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(a) On October 29, 2004, First Financial Bancorp. delivered to James C. Hall, its Executive Vice President, a written 30-day notice of termination terminating that certain Employment Agreement between James C. Hall and First Financial Bancorp., dated June 21, 2001, as amended (the “Employment Agreement”). Mr. Hall’s termination is a result of a decision to eliminate his position as Executive Vice President. Other than the Employment Agreement, there does not exist any material relationship between First Financial Bancorp. or its affiliates and Mr. Hall.

Pursuant to the terms of the Employment Agreement, Mr. Hall is entitled to receive his full salary and benefits during the 30-day notice period commencing October 29, 2004 and terminating November 29, 2004. After November 29, 2004, provided that Mr. Hall provides First Financial Bancorp. with a release and a covenant not to sue for all claims arising out of his employment and termination of employment as provided in the Employment Agreement, Mr. Hall is entitled to receive the following benefits: (i) his base salary ($260,728 per year) for a period of 24 months from November 29, 2004; (ii) a lump sum payment in an amount equal to 2.0 times Mr. Hall’s most recent payment under the performance incentive plan ($30,082); (iii) continuation of employer paid health benefits as if employed until November 29, 2006; and (iv) payment for outplacement services (at a cost not to exceed $13,037).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.
By:	/s/ C. Douglas Lefferson

C. Douglas Lefferson Senior Vice President and Chief Financial Officer

Date: November 2, 2004